Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into, effective as of the 6th day of March, 2014 (the “Effective Date”), by and among Hyde Park Bancorp, MHC, a mutual holding company organized under the laws of the Commonwealth of Massachusetts (the “MHC”), Hyde Park Bancorp, Inc., a mid-tier holding company organized under the laws of the Commonwealth of Massachusetts and the wholly-owned subsidiary of the MHC (the “Company”), its subsidiary, Blue Hills Bank, a stock savings bank having its principal place of business in Hyde Park, Massachusetts (the “Bank”) (the MHC, the Company and the Bank hereinafter shall be collectively referred to as the “Employers”), and William M. Parent, of Walpole, Massachusetts (the “Executive”).

WITNESSETH THAT:

WHEREAS the Employers desire to continue to employ the Executive in an executive capacity in the conduct of their respective businesses, and the Executive desires to be so employed on the terms contained herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment and Employment Period. The Employers hereby employ the Executive and the Executive agrees to be employed by the Employers, on the terms and conditions set forth in this Agreement, for a period commencing on the date hereof and continuing thereafter until December 31, 2016 (the “Term”). On January 1, 2015, and on each January 1 thereafter (each, an “Anniversary Date”), the Term shall extend automatically for one additional year beyond the initial Term or the extended Term, as the case may be, so that the Term shall continue to be a three-years from the date of such extension, unless either the Employers or the Executive by written notice to the other given at least ninety (90) days prior to such Anniversary Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Employers or the Executive, this Agreement shall terminate as of the last day of such extended Term. In the event a Change in Control occurs during the initial Term or the extended Term, the Term shall be extended automatically so that it is scheduled to expire no less than twenty-four (24) months beyond the Change in Control, subject to extension as set forth above.

2. Capacity and Extent of Service.

(a) At all times during the Term of this Agreement, each Employer, respectively, shall employ the Executive as President and Chief Executive Officer of each such Employer, subject to his election by the Boards of Directors of each such Employer (sometimes referred to hereinafter as the “Boards of the Employers”), as applicable.

(b) The Executive shall be employed on a full-time basis as President and Chief Executive Officer of the Employers and shall be assigned only such duties and tasks as are appropriate for a person in such positions. It is the intention of the Employers and the Executive that, subject to the direction and supervision of the Boards of the Employers, the Executive shall have full discretionary authority to control the day-to-day operations of the Employers and to incur such obligations on behalf of the Employers as may be necessary or appropriate in the ordinary course of its business.

(c) During his employment hereunder, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge to the performance of his duties and responsibilities hereunder. Except as otherwise permitted in Section 2(d), the Executive shall not engage in any other business activity during the Term of this Agreement, other than an activity approved in writing by the Boards of the Employers. For the avoidance of doubt, the Executive may engage in service for civic, charitable or religious purposes or services in connection with any trade association (together “Community Activities”) during business hours without the need for notice to the Boards of the Employers; provided that such service does not involve a material time commitment. The Executive shall disclose any such Community Activities if so requested by either of the Boards of the Employers and shall cease any such Community Activities as soon as is practicable if directed in writing by either of such Boards; provided that such Board determines in good faith that continuation of such Community Activity is contrary to the legitimate business interests of the Employers.

(d) With the prior written approval of the Boards of the Employers, the Executive may serve on boards of both for-profit and not-for-profit entities or engage in Community Activities that involve a material time commitment. Notwithstanding the foregoing, Executive may continue to serve on any board of directors on which he was serving at the Effective Date. A list of such boards of directors has been supplied to the Board.

3. Compensation and Benefits.

(a) Base Compensation. As compensation for the services to be performed by the Executive during the Term, the Employers shall pay to the Executive, in regular periodic installments, a base salary at the rate of Five Hundred Thousand Dollars ($500,000.00) per year, which may be increased, but not decreased (except for across-the-board reductions of not more than 10% similarly affecting all or substantially all management Executives), in the sole discretion of the Boards of the Employers from time to time (the “Base Salary”). At least annually, the Board of at least one of the Employers shall consider increasing the Base Salary.

(b) Short-Term Incentive Compensation. In addition to the foregoing Base Salary, the Executive shall be eligible during the Term to receive cash short-term incentive compensation, determined and payable in the discretion of the Boards of the Employers. At least annually, the Board of at least one of the Employers shall consider awarding short-term incentive compensation to the Executive.

(c) Long-Term Incentive Compensation. In addition to the foregoing Base Salary, the Executive shall be eligible during the Term to receive long-term incentive compensation determined and payable in the discretion of the Boards of the Employers. At least annually, the Board of at least one of the Employers shall consider awarding long-term incentive compensation to the Executive.

(d) Fringe Benefits. During the Term, the Bank shall provide the Executive with the fringe benefits in which Executive was participating on the Effective Date. The Executive shall also be entitled to participate in any employee benefit plans from time to time in effect for executive officers of the Employers.

(e) Attorney’s Fees. The Employers shall reimburse the Executive for his reasonable attorney’s fees incurred in the review and negotiation of this Agreement.

(f) Timing of Certain Payments. Any compensation payable or provided under this Section 3 shall be paid or provided not later than two and one-half months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture, within the meaning of Treasury Regulations Section 1.409A-l(d). To the extent that this Section 3 provides for the deferral of compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such compensation shall be paid or provided not later than two and one-half months after the calendar year in which such compensation is no longer subject to a substantial risk of forfeiture, within the meaning of Treasury Regulations Section 1.409A-l(d).

4. Business Expenses. The Employers shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Employers or their auditors. Reimbursements of expenses and in-kind benefits subject to this Section 4 or otherwise provided to the Executive shall be subject to the following rules: (i) the amount of such expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year, except as otherwise allowed by Section 409A of the Code; (ii) any reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred; and (iii) no right to reimbursement or in-kind benefits may be liquidated or exchanged for another benefit.

5. Termination. Notwithstanding the provisions of Section 1, the Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event of the Executive’s death during his employment under this Agreement, the Executive’s employment shall terminate on the date of his death; provided, however, that, for a period of three (3) months following the Executive’s death, the Employers shall pay to the Executive’s designated beneficiary (or to his estate, if he fails to make such designation) an amount equal to the Executive’s salary at the rate of his Base Salary in effect at the time of his death (unless an increased Base Salary shall previously have been authorized to take effect as of a later date, in which case such increase shall apply as of that later date), such payments to be made on the same periodic dates as salary payments would have been made to the Executive had he not died.

(b) Disability. In the event that the Executive becomes disabled during his employment under this Agreement, the Executive’s employment hereunder shall terminate. For purposes of this Agreement, disability means any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and that renders the Executive unable to engage in any substantial gainful activity. In the event of such termination, the Executive shall continue to receive his full salary and benefits under Section 3 of this Agreement until he becomes eligible for and receives disability income under the long-term disability insurance coverage then in effect for the Executive.

(c) Termination by the Executive Without Good Reason. Notwithstanding the provisions of Section 1, the Executive may resign from the Employers at any time upon thirty (30) days’ prior written notice to the Employers. In the event of resignation by the Executive under this Section 5(c), the Boards of the Employers may elect to waive the period of notice, or any portion thereof.

(d) Termination by the Employers Without Cause. The Executive’s employment under this Agreement may be terminated by the Employers without Cause upon thirty (30) days’ prior written notice to the Executive.

(e) Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:

(i) Failure of the Employers to continue the Executive in the position of President and Chief Executive Officer during the Term or the issuance by the Employers of a notice to Executive that the Term of this Agreement will not be extended;

(ii) Material adverse change by the Employers, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, title, authorities, powers, functions or duties from the responsibilities, title, authorities, powers, functions or duties normally exercised by an executive in the position of President and Chief Executive Officer of the Employers;

(iii) An involuntary reduction in the Executive’s Base Salary except across-the-board salary reductions based on the Employer’s financial performance similarly affecting substantially all management employees;

(iv) The involuntary relocation of the office at which the Executive is principally employed to a location more than thirty-five (35) miles of driving distance from such offices as of the date hereof; or

(v) Material breach by the Employers of Section 3 hereof or of any other provision of this Agreement, which breach continues for more than ten (10) days following written notice given by the Executive to the Employers, such written notice to set forth in reasonable detail the nature of such breach.

“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Employers in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Employer’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within sixty (60) days after the end of the Cure Period. If the Employers cure the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding the foregoing, the Employers may elect to waive the Cure Period, in which case, the Executive’s termination may occur within such 30-day period.

(f) Termination by the Employers for Cause. At any time during the Term, the Employers may terminate the Executive’s employment hereunder for Cause if at a meeting of the Boards of the Employers called and held for such purpose (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Boards, which notice shall specify in reasonable detail the basis for a proposal to terminate the Executive’s employment for “Cause”) a majority of each Board determines in good faith that the Executive is guilty of conduct that constitutes “Cause” as defined herein. Only the following shall constitute “Cause” for such termination:

(i) Conviction of the Executive by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for, any criminal offense involving dishonesty or breach of trust or any felony or crime of moral turpitude;

(ii) Commission by the Executive of an act of fraud upon the Employers;

(iii) Willful refusal by the Executive to perform the duties reasonably assigned to him by the Boards of the Employers (which duties are consistent with the Executive’s status as President and Chief Executive Officer of the Employers), which failure or breach continues for more than thirty (30) days after written notice given to the Executive by the Employers setting forth in reasonable detail the nature of such refusal; or

(iv) Willful breach of fiduciary duty or willful misconduct by the Executive that materially and adversely affects the Employers.

For purposes of this Section 5(f), no act, or failure to act, on the Executive’s part shall be deemed willful unless done, or omitted to be done, by the Executive without the reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Employers. For the avoidance of doubt, the Board’s determination concerning whether “Cause” exists shall not be entitled to deference in the event of any proceeding concerning such determination.

(g) Termination due to Retirement. Upon termination of Executive based on Retirement, no amounts or benefits shall be due Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party. Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment on or after age 65 and in accordance with a retirement policy established by the Boards. Notwithstanding the foregoing, Executive’s involuntary termination without Cause or resignation for Good Reason within twenty-four (24) months following a Change in Control shall not be considered termination due to Retirement.

6. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Employers is terminated for any reason, the Employers shall pay or provide to the Executive (or to his authorized representative or estate) (i) on or before the time required by law but in no event more than thirty (30) days after the Executive’s date of termination, the sum of (A) any Base Salary earned through the date of termination, (B) unpaid expense reimbursements (subject to, and in accordance with, Section 4 of this Agreement), (C) unused vacation that accrued through the date of termination on or before the time required by law but in no event more than thirty (30) days after the Executive’s date of termination, (D) any earned but unpaid short-term and long-term incentive compensation for the year immediately preceding the year of termination and (E) except in the case of a termination under Section 5(c) or Section 5(f), a prorated portion of the Executive’s target short-term and long-term incentive compensation for the year of termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Employers through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefits”).

(b) Termination by the Employers Without Cause or by the Executive with Good Reason. During the Term, if the Executive’s employment is terminated by the Employers without Cause as provided in Section 5(c), or the Executive terminates his employment for Good Reason as provided in Section 5(e), the Employers shall pay to the Executive his Accrued Benefits. In addition, subject to the last paragraph of this Section 6(b), the Employers shall provide (i) to (iv) below (the “Severance Benefits”) to the Executive:

(i) the Employers shall pay the Executive an amount equal to two (2) times the sum of (A) the Executive’s then current Base Salary plus (B) the average annual incentive cash compensation awarded to Executive pursuant to Section 3(b) with respect to the applicable Employer’s two (2) most recent fiscal years ending before or simultaneously with the termination (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Bank’s payroll practice over twenty-four (24) months (the “Severance Period”) commencing within sixty (60) days after the date of termination, subject to the receipt of the signed release within such sixty (60) day period; and further subject to the delay specified in Section 8(a) hereof in the event Executive is a specified employee (as defined therein); provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the payment of the Severance Amount shall commence in the second calendar year. Solely for purposes of Section 409A of the Code, each installment payment shall be considered a separate payment;

(ii) subject to the Executive’s continued compliance in all material respects with the covenants contained in Section 9(a) and Section 9(b) hereof during any period for which he is receiving such benefits, the Employers shall maintain in effect for the Executive during the Severance Period, at their sole expense and on terms of participation substantially the same as those in effect for the Executive at any time during the six (6) months preceding such termination, all group medical and life insurance coverage. If the Executive’s continued participation in such programs would result in tax liability or penalties to the Employer for other employees of the Employers, the Executive may continue such participation by paying, on an after-tax basis, the monthly premiums and any administrative fees required for such participation, and the Employers will increase the Executive’s payments under paragraph (i) of this Section 6(b) by an amount equal to such monthly premiums and administrative fees; provided, however, that any payment or benefit provided for under this clause (ii) shall be reduced by any comparable benefits provided to the Executive during the Severance Period as a result of employment by another employer. If providing such group medical benefits on an after-tax basis would not eliminate the potential tax liability or penalties of the Employer, then the Employer shall provide the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits (or the value of any remaining benefits) within thirty (30) days after the date on which a determination is made that such penalties or tax liabilities would arise;

(iii) the Executive shall be entitled to receive professional outplacement services up to a maximum cost of $30,000 from a nationally or industry-recognized outplacement consulting or coaching organization of his choosing; and

(iv) the Employers shall fully vest the Executive in the Employers’ non-qualified deferred compensation plan(s) in which the Executive participates.

The Employers may condition the provision of the Severance Benefits on the Executive signing a Release Agreement in the form of Exhibit A (the “Release Agreement”) within twenty-one (21) days after it is tendered and not revoking the Release Agreement within the seven (7) day revocation period set forth in the Release Agreement; provided that the Employers tender the Release Agreement to the Executive no later than seven (7) days after the date of termination of employment. Notwithstanding the foregoing, the Release Agreement may be modified to the extent necessary based on changes in applicable law from and after the date of this Agreement.

7. Change in Control Payment. The provisions of this Section 7 set forth certain terms of an agreement reached between the Executive and the Employers regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Employers. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 6(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within twenty-four (24) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning twenty-four (24) months after the occurrence of a Change in Control.

(a) Change in Control. During the Term, if within twenty-four (24) months after a Change in Control, the Executive’s employment is terminated by the Employers without Cause as provided in Section 5(c) or the Executive terminates his employment for Good Reason as provided in Section 5(e), the Employers shall pay the Executive his Accrued Benefits. In addition, Executive shall be entitled to the following:

(i) the Employers shall pay to the Executive a severance payment in an amount equal to three (3) times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher), plus (B) the average annual incentive cash compensation earned by the Executive pursuant to Section 3(b) with respect to the applicable Employer’s three (3) most recent fiscal years ending before or simultaneously with the Change in Control. The severance payment shall be paid out in a lump sum payment no later than five (5) business days after the date of termination, subject to Section 8(a) hereof;

(ii) the Employers shall maintain in effect for the Executive for thirty-six (36) months, at its sole expense and on terms of participation substantially the same as those in effect for the Executive at any time during the six (6) months preceding such termination, all group medical and life insurance coverage. If the Executive’s continued participation in such programs would result in tax liability or penalties to the Employer for other employees of the Employers, the Executive may continue such participation, on an after-tax basis, by paying the monthly premiums and any administrative fees required for such participation, and the Employers will increase the Executive’s payments under paragraph (i) of this Section 7(a) by an amount equal to such monthly premiums and administrative fees; provided, however, that any payment or benefit provided for under this clause (ii) shall be reduced by any comparable benefits provided to the Executive during the benefits continuation as a result of employment by another employer. If providing such group medical benefits on an after-tax basis would not eliminate the potential tax liability or penalties of the Employers or their successors, or if the successors cannot provide such coverage under a group health policy beyond the end of the applicable health care continuation period provided under federal or state law (whichever is longer), then the Employers shall provide the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits (or the value of any remaining benefits) within thirty (30) days after the date on which a determination is made that such penalties or tax liabilities would arise;

(iii) the Executive shall be entitled to receive professional outplacement services up to a maximum cost of $30,000 from a nationally or industry-recognized outplacement consulting or coaching organization of his choosing; and

(iv) the Employers shall fully vest the Executive in the Employers’ non-qualified deferred compensation plan(s) in which the Executive participates.

Notwithstanding the foregoing, in the event the Change in Control is not a “change in ownership or effective control” of the Employers within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the payments under paragraph (i) of this Section 7(a) shall be paid over the same timeframe as payments under Section 6(b)(i), i.e., over a twenty-four (24) month period. In the event that Executive becomes (or may become) entitled to a severance benefit that would be paid over 24 months following the Change in Control, the Employers shall establish a rabbi trust within the meaning of Revenue Procedure 92-64 and shall appoint an independent corporate trustee of such rabbi trust. The Employers shall contribute an amount to such rabbi trust that is reasonably estimated to be sufficient to pay the severance payments required by this Section to the Executive.

(b) Payment Limitation.

(i) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Employers to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(A) Executive shall be entitled to the greater of the amount to which he would be entitled by this Agreement (and other benefit plans and arrangements that provide a payment that is treated as a “Contingent Payment”) under either item (i) or (ii) below:

(i) the “net” after-tax benefit to which Executive would be entitled after taking into consideration any all taxes that Executive would owe on such Contingent Payments, including any Federal, state and local income and employment taxes, as well as any excise tax, penalties or interest; and

(ii) the “net” after-tax benefit to which Executive would be entitled after reducing the Contingent Payments so that such payments do not exceed the Threshold Amount, after taking into consideration any all taxes that Executive would owe on such reduced Contingent Payments, including any Federal, state and local income and employment taxes.

(ii) For the purposes of this Section 7(b), “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax. The term “Contingent Payment” shall mean a payment in the nature of compensation that is contingent on a change in (i) the ownership or effective control of any of the Employers or (ii) a change in the ownership of a substantial portion of the assets of any of the Employers, however, a Contingent Payment shall not include any payment under a qualified plan listed in Code Section 280G(b)(6).

(iii) The determination as to which of the alternative provisions of Section 7(b)(i) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Employers (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Employers and the Executive within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Employers or the Executive. For purposes of determining which of the alternative provisions of Section 7(b)(i) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Employers and the Executive.

(c) Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the consummation by any of the Employers, in a single transaction or series of related transactions, of any of the following:

(i) the sale of all or a substantial portion of the assets of any of the Employers to any person, group or entity;

(ii) the merger, consolidation or other business combination of any of the Employers with another entity, in which any of the Employers, as the case may be, is not the survivor of such merger, consolidation or other business combination or a majority of the board of directors or trustees or other governing body of the entity surviving or resulting from such merger consolidation or other business combination is not composed of individuals who were serving on the Board of Directors of any of the Employers, as the case may be, immediately prior to the consummation of such merger consolidation or other business combination; or

(iii) a change in control of the Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation at 12 C.F.R. Section 303.82(b) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. Section 225.41(b) with respect to the Company, as in effect on the date hereof.

In addition to the foregoing, and not in limitation thereof, a Change in Control shall also be deemed to have occurred if, during any period of two (2) consecutive years, individuals who constitute the Board of Trustees of the MHC or the board of directors of any stock holding company that results from the conversion of the MHC to stock form at the beginning of such two-year period cease for any reason to constitute at least a majority of the Board of Trustees of the MHC or the board of directors of such stock holding company, as the case may be; provided, however, that for purposes of this sentence, an individual shall be deemed to have been a trustee or director at the beginning of such period if such individual was elected, or nominated for election, by the Board of Trustees of the MHC or the board of directors of such new stock holding company, as the case may be, by a vote of at least two-thirds of the trustees or directors who were either trustees or directors at the beginning of the two-year period or were so elected or nominated by such trustees or directors.

Notwithstanding anything to the contrary herein, a Change in Control shall not be deemed to have occurred upon: (i) the conversion of the MHC from a mutual holding company to stock form, or in connection with any reorganization used to effect such a conversion; or (ii) upon a public stock offering of the shares of Mid-Tier or of the stock holding company resulting from the conversion described in item “(i)” herein.

8. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Employers determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

(b) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(c) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

9. Non-Competition, Non-Solicitation and Confidential Information.

(a) Non-Competition. Upon any termination of Executive’s employment for which Executive receives a severance payment pursuant to Section 6(b) of this Agreement, Executive agrees not to compete with the Employers for a period of twelve (12) months following such termination in any city, town or county in which Executive’s normal business office is located and the Employers have an office or have filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Boards of the Employers. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Employers or their affiliates. The parties hereto, recognizing that irreparable injury will result to the Employers, business and property in the event of Executive’s breach of this Section 9(a), agree that in the event of any such breach by Executive, the Employers will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that, in the event of the termination of his employment pursuant to Section 6(b) of this Agreement, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Employers, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Employers from pursuing any other remedies available to the Employers for such breach or threatened breach, including the recovery of damages from Executive.

(b) Non-Solicitation. During the term of the Executive’s employment under this Agreement and the twelve (12) months following the date of termination of the Executive’s employment hereunder (other than a termination under Section 7 hereof), the Executive shall not, directly or indirectly (i) hire or attempt to hire any employee of the Employers, assist in such hiring by any other person, or encourage any such employee to terminate his or her relationship with the Employers, or (ii) solicit business from any customer of the Employers or their subsidiaries, divert or attempt to divert any business from the Employers or their subsidiaries, or induce, attempt to induce, or assist others in inducing or attempting to induce any agent, customer or supplier of the Employers or any other person or entity associated or doing business with the Employers (or proposing to become associated or to do business with the Employers) to terminate such person’s or entity’s relationship with the Employers (or to refrain from becoming associated with or doing business with the Employers) or in any other manner to interfere with the relationship between the Employers and any such person or entity. The Employee understands that the restrictions set forth in this Section 9(b) and the following Section 9(c) are intended to protect the Employers’ interests in its Confidential Information and established employee, customer and supplier relationships and goodwill, and the Executive agrees that such restrictions are reasonable and appropriate for this purpose. For the avoidance of doubt, the Executive’s involvement in general advertising or general personnel recruiting efforts that are not targeted at customers or employees of any of the Employers shall not be considered to violate this Section 9(b).

(c) Confidential Information. The Executive shall not at any time divulge, use, furnish, disclose or make accessible to anyone, other than to an employee or director of the Employers with a reasonable need to know, any knowledge or information with respect to confidential or secret data, procedures or techniques of the Employers, provided, however, that nothing in this Section 9 shall prevent the disclosure by the Executive of any such information which at any time comes into the public domain other than as a result of the violation of the terms of this Section 9 by the Executive or which is otherwise lawfully acquired by the Executive.

(d) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employers or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Employers. The

Executive will return to the Employers all such materials and property as and when requested by the Employers. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.

(e) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Employers that the Executive’s execution of this Agreement, the Executive’s employment with the Employers and the performance of the Executive’s proposed duties for the Employers will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Employers, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employers any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f) Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Employers, the Executive shall cooperate fully with the Employers in the defense or prosecution of any claims or any actions now in existence or that may be brought in the future against or on behalf of the Employers that relate to events or occurrences that transpired while the Executive was employed by the Employers; provided that after the end of the Executive’s employment, the Executive shall not be required to perform more than one hundred hours of services pursuant to this Section 9(f) above and beyond services that could be compelled by issuance of a subpoena. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employers at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Employers in connection with any investigation or review by any federal, state or local regulatory authority as such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employers. The Employers shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of his obligations pursuant to this Section 9(f). Unless the Executive is then employed or the Employers are paying the Severance Amount pursuant to this Section 9(f), the Employers shall pay the Executive for any services pursuant to this Section 9(f) at the hourly rate of Executive’s final annual Base Salary divided by 2,080; provided that no payment obligation shall apply to services that could be compelled pursuant to a subpoena.

(g) Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employers that might result from any breach by the Executive of the promises set forth in this Section 9, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches or proposes to breach, any portion of this Section 9, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damages to the Employer.

10. Withholding. All payments made by the Employers under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.

11. Indemnification. During the period of his employment hereunder, the Employers agrees to indemnify the Executive in his capacity as an officer of the Employers, all to the maximum extent permitted under the laws of the Commonwealth of Massachusetts and applicable banking rules and regulations. The provisions of this Section 11 shall survive expiration or termination of this Agreement for any reason whatsoever.

12. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage paid, to the Executive at the last address the Executive has filed in writing with the Employers or, in the case of the Employers, at its main office, attention of the Chairman of the Board.

13. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and may not be changed except by a writing duly executed and delivered by the Employers and the Executive in the same manner as this Agreement.

14. Binding Effect, Non-assignability. This Agreement shall be binding upon and inure to the benefit of the Employers and its successors. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive during his lifetime. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of each of the Employers.

16. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Forfeiture of Payments. The Executive agrees that the receipt of severance compensation under Section 6(b) is conditioned upon the Executive’s compliance in all material respects with the covenants set forth in Section 9. The foregoing shall be in addition to any other remedies or rights the Bank may have at law or in equity as a result of the Executive’s failure to observe such provisions.

18. Applicable Law. This Agreement shall be construed and enforced in all respects in accordance with the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws, and in accordance with and subject to any applicable federal laws to which the Bank may be subject as an FDIC insured institution. In addition to the foregoing:

(a) In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(b) In no event shall the Bank be obligated to make any payment pursuant to this Agreement if:

(i) the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1813(x)(1)) of the Federal Deposit Insurance Act, as amended; or

(ii) the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.

19. Dispute Resolution.

(a) If a dispute arises out of or relates to this Agreement, or the breach hereof, and if such dispute is not settled within a commercially reasonably time (not to exceed sixty (60) days, through negotiations), the parties shall attempt in good faith to settle the dispute by mediation under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association as then in effect (the “Rules”) before resorting to litigation. No resolution or attempted resolution of any dispute or disagreement pursuant to this Section 19 shall be deemed to be a waiver of any term or provision of this Agreement or a consent to any breach or default, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

(b) Any dispute or controversy not settled in accordance with the foregoing provisions of this Section 19 shall be settled exclusively by binding arbitration to be conducted before three arbitrators in Boston, Massachusetts in accordance with the Rules. Each party shall select one such arbitrator and the two arbitrators so selected shall choose a third.

(c) The parties covenant and agree that they will participate in such mediation and/or arbitration in good faith and that the Employers will bear the fees and expenses of such proceeding charged by the American Arbitration Association (including the fees of the arbitrators). In an arbitration, the arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages, and each party hereby irrevocably waives any claim to such damages.

(d) Any payment required under this Section 19 shall be made after the final resolution referenced herein, but not later than the later of (i) December 31 of the calendar year in which such resolution is achieved, and (ii) two and one-half months after the date on which such final resolution is achieved.

(e) The prevailing party in any arbitration proceeding or any other legal proceeding between the Executive and any or all of the Employers (any or all of the Employers being deemed one party for these purposes), shall be entitled to reimbursement from the other party for all reasonable attorneys’ fees, costs and expenses that such prevailing party incurs in connection with any such proceeding.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21. Successors to the Employers. The Employers shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employers expressly to assume and agree to perform this Agreement to the same extent that the Employers would be required to perform it if no succession had taken place. Failure of the Employers to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

22. Indemnification. The Employers agree to indemnify the Executive in his capacity as an officer of the Employer. In addition, to the extent that the Executive serves at the request of any of the Employers as a representative, an officer or a Board member of any community organization or financial services industry association or similar entity, he shall be entitled to indemnification by one or both of the Employers, as applicable. Indemnification pursuant to this Section 22 shall be subject to and administered in accordance with the charter or By-laws of each of the Employers, as amended from time to time; provided, however, that the terms of such indemnification shall be no less favorable to the Executive than those set forth in the charter or By-laws of each of the Employers as of the date of this Agreement. Any indemnification with respect to service to a third party shall be provided only to the extent that no indemnification or insurance is available from such third party or that any such indemnification or insurance has been exhausted.

23. No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No payment provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, or the Executive’s receipt of income from any other sources, after termination of his employment with the Employers.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employers, by their duly authorized officers, and by the Executive, this 6th day of March, 2014.

ATTEST:	HYDE PARK BANCORP, MHC

/s/ George E. Clancy	By:	/s/ David J. Houston, Jr.
Secretary		Chairman of the Board

ATTEST:	HYDE PARK BANCORP, INC.

/s/ George E. Clancy	By:	/s/ David J. Houston, Jr.
Secretary		Chairman of the Board

ATTEST:	BLUE HILLS BANK

/s/ George E. Clancy	By:	/s/ David J. Houston, Jr.
Secretary		Chairman of the Board

/s/ William M. Parent
Executive

EXHIBIT A

RELEASE AGREEMENT

I enter into this Release Agreement (the “Release”) pursuant to Section 6(b) of the Employment Agreement between each of Hyde Park Bancorp, MHC (the “MHC”), Hyde Park Bancorp, Inc. (the “Company”) and Blue Hills Bank (the “Bank” and, together with the MHC and the Company, the “Employers”) and me dated March     , 2014 (the “Employment Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to the provision of the “Severance Benefits” pursuant to Section 6(b) of the Employment Agreement. I therefore agree to the following terms:

1. Release of Claims. I voluntarily release and forever discharge the Employers, their affiliated and related entities, their predecessors, successors and assigns, their employee benefit plans and fiduciaries of such plans, and the current and former officers, trustees, directors, shareholders, employees, attorneys, accountants and agents of any and all of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This includes, without limitation, the release of all Claims:

•	relating to my employment by the Employers and the termination of my employment;

•	of wrongful discharge;

•	of breach of contract;

•	of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by the Massachusetts General Laws Chapter 151B);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§ 148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect my rights (i) under any tax-qualified plan of any of the Employers in which I participate, (ii) for other vested benefits, (iii) to indemnification and/or directors and officers insurance coverage or (iv) under the Employment Agreement.

I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. I represent that I have not assigned to any third party and I have not filed with any agency or court any Claim released by this Agreement.

2. Ongoing Obligations. I reaffirm my ongoing obligations under the Employment Agreement, including without limitation my obligations under Section 9 (“Non-Competition, Non-Solicitation and Confidential Information”).

3. No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

4. Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period ending twenty-one (21) days after the date when it was proposed to me. In the event that I executed this Release within less than twenty-one (21) days after such date, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, I shall deliver a signed Release to the Bank within such twenty-one (21) day period; provided that I acknowledge that any of the Employers may change the designated recipient by written notice to me. For a period of seven (7) days from the date when the I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the Bank (or other recipient designated by any of the Employers by written notice) on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

5. Other Terms.

(a) Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.

(b) Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.

(c) Amendment. This Release may be amended only upon a written agreement executed by the Employers and me.

(d) Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.

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(e) Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Employers or me.

(f) Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by any of the Employers or any of their agents, representatives or attorneys regarding any subject matter addressed in this Release.

So agreed.

William M. Parent	Date

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